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                     November 10, 2020

       Jeffrey E. Schwarz
       Chief Executive Officer
       HL Acquisitions Corp.
       499 Park Avenue, 12th Floor
       New York, NY 10022

                                                        Re: HL Acquisitions
Corp.
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed August 12,
2020
                                                            File No. 001-38563

       Dear Mr. Schwarz:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation
       cc:                                              Jeffrey Gallant